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                                                                     EXHIBIT 5.1

                    LANGE, SIMPSON, ROBINSON & SOMERVILLE
                            ATTORNEYS & COUNSELORS
                      417 20th STREET NORTH, SUITE 1700
                        BIRMINGHAM, ALABAMA 35203-3272
                           TELEPHONE (205) 250-5000
                           FACSIMILE (205) 250-5034


                                 JULY 5, 1995



Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203

Gentlemen:

     Regions Financial Corporation (the "Company"), a corporation organized and existing under and pursuant to the laws of the state of Delaware, proposes to issue and sell up to $200,000,000 face amount of its subordinated, unsecured notes, bonds, debentures, or other evidences of indebtedness (the "Subordinated Debt Securities"), under a trust indenture entered into between the Company and Bankers Trust Company (the "Trust Indenture").

     In connection with this proposal, we have examined the following documents and items:

          The certificate of incorporation of the Company as most recently amended.

          The by-laws of the Company as most recently amended.

          The form of Trust Indenture as entered into between the Company and Bankers Trust Company.

          Such documents evidencing the actions taken to date by the stockholders of the Company and the board of directors of the Company as we have considered necessary and appropriate to review in order to render this opinion.

          Based upon the foregoing and with regard to such legal considerations as we deem relevant to this opinion, it is our opinion that:

          The Company has the corporate power and authority to issue the Subordinated Debt Securities.

          The Board of Directors has the authority to authorize the issuance of the Subordinated Debt Securities and to establish the term of the Subordinated Debt Securities, including but not limited to: (1) the specific title of the Subordinated Debt Securities; (2) the aggregate principal amount of the Subordinated Debt Securities to be issued (but not exceeding $200,000,000); (3) the denominations in which the Subordinated Debt Securities are authorized to be issued; (4) any sinking fund provisions; (5) the percentage of the principal amount at which the Subordinated Debt Securities will be issued; (6) the date on which the Subordinated Debt Securities will mature; (7) the rate or rates per annum or the method of determining such rate or rates, if any, at which the Subordinated Debt Securities will bear interest (which may be fixed or variable); (8) any premium payments; (9) the times at which any such interest will be payable; (10) any provisions relating to optional or mandatory redemption of the Subordinated Debt Securities at the option of the Company or the holders of the Subordinated Debt Securities or pursuant to sinking fund or analogous provisions; (11) any term by which such Subordinated Debt Securities may be convertible into common stock or other securities of the Company; (12) any provisions relating to the conversion or exchange of the Subordinated Debt Securities into Subordinated Debt Securities of another series; (13) the place or places at which the Company will make payments of principal (and premium, if any) and interest, if any, and the method of such payment; and (14) any additional covenants and events of default and the remedies with respect thereto not currently set forth in the Trust Indenture.

          The approval of stockholders of the Company is not required for the issuance of the Subordinated Debt Securities.
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          Issuance of the Subordinated Debt Securities is not prohibited by and will not contravene any provision of the Certificate of Incorporation or the by-laws of the Company or any provision of the General Corporation Law of Delaware.

     In addition, it is our opinion that, upon (a) authorization, execution, and delivery of a board resolution or additional supplemental indenture, as contemplated by section 301 of the Trust Indenture, establishing the terms of the Subordinated Debt Securities and the sales price thereof, (b) execution and delivery of the Subordinated Debt Securities as contemplated by Section 303 of the Trust Indenture, (c) authentication of the Subordinated Debt Securities as contemplated by Section 303 of the Trust Indenture, and (d) payment for the Subordinated Debt Securities, the Subordinated Debt Securities will be validly issued and will represent binding obligations of the Company.

     The binding effect of the Trust Indenture and the Subordinated Debt Securities may be subject to or limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting the rights of creditors generally.

     We consent to the inclusion of this opinion as an exhibit to the registration statement and to the reference to this firm in the prospectus under the caption "Legal Opinions".

                                       Yours truly,

                                       /s/ LANGE, SIMPSON, ROBINSON & SOMERVILLE